UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                              ---------------

                    Post-Effective Amendment No. 1 to
                                FORM SB-2
           Registration Statement under the Securities Act of 1933


                          Border Management, Inc.
             -----------------------------------------------

             (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)


    Nevada                    8748                    20-5088293
  ----------                --------                --------------

(State or Other     (Primary Standard Industrial   (I.R.S. Employer
Jurisdiction of      Classification Code Number)    Identification
Incorporation or                                        Number)
 Organization)

                         Border Management, Inc.
                            968 - 240th Street
               Langley, British Columbia, Canada, V2Z 2Y3
                             (604) 539-9680
             ----------------------------------------------

(Address and Telephone Number of Principal Executive Offices and Principal
                           Place of Business)

                             Evan Williams
                               President
                         Border Management, Inc.
                            968 - 240th Street
               Langley, British Columbia, Canada, V2Z 2Y3
                             (604) 539-9680
             ----------------------------------------------

       (Name, Address, and Telephone Number of Agent for Service)
             ----------------------------------------------

                               COPIES TO:
                         P. Sterling Kerr, Esq.
                   Ashworth & Kerr, Attorneys at Law
                    1055 Whitney Ranch Drive Suite 110
                       Henderson, Nevada, 89014
                          Phone 702 451-2055
                        Facsimile 702 451-2077
                       -------------------------

                           -----------------

Approximate Date of Proposed Sale to the Public: Not applicable.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. [ ]

This Post-Effective Amendment No. 1 to Form SB2 shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Commission, acting pursuant to Section 8(c), may determine.



                           BORDER MANAGEMENT, INC.

                        DEREGISTRATION OF SECURITIES

                          ------------------------

A Registration Statement on Form SB-2, (the "Registration Statement"), was filed by Border Management, Inc. (the "Company") and was declared effective by the Securities and Exchange Commission on January 17, 2007. The Registration Statement registered 14,050,000 shares of the Company's common stock, owed by approximately 56 selling shareholders. These 14,050,000 shares of the Company's common stock were registered to be sold by selling shareholders at an initial price of $.10 per share.

The Company has decided to reduce the size of the offering by decreasing the number of registered shares offered by Evan Williams. The Company will deregister 7,500,000 common shares registered in Evan Williams name which remain unsold, thereby bringing the total number of common shares to be registered in Mr. Williams name to zero. The total number of shares registered will be reduced from 14,050,000 to 6,550,000.


Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Langley, British Columbia, Canada on July 19, 2007.

Border Management, Inc.

/s/ Evan Williams
------------------
Evan Williams
Director, President,
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Border Management, Inc

/s/ Evan Williams             July 19, 2007
-------------------
Evan Williams
Director, President,
Chief Executive Officer

/s/ Solomon Nordine           July 19, 2007
-------------------
Solomon Nordine
Director, Treasurer,
Chief Financial Officer